Exhibit 10.2

NuCana plc

Company Number 03308778

2020

COMPANY SHARE OPTION PLAN

Approved by shareholders on 25 June 2020

Adopted by the board of directors on 25 June 2020

Contents

1	Definitions and interpretation	1

2	Grant of Options	6

3	Limits on the Value of a Grant	7

4	Exercise and lapse of Options	7

5	Exercise of Options	8

6	The Tax Liability	9

7	Liquidations	9

8	Takeovers and reconstructions	10

9	Variation of share capital	12

10	Data protection	13

11	Amendments	13

12	Administration	13

13	General	13

14	Notices	14

15	Stamp duty	15

16	Contracts (Rights of Third Parties) Act 1999	15

17	Governing law	15

RULES OF THE NUCANA PLC 2020 COMPANY SHARE OPTION PLAN

APPROVED BY THE COMPANY ON 25 June 2020

ADOPTED BY THE DIRECTORS ON 25 June 2020

1	Definitions and interpretation

1.1	Definitions

In this Plan, except where the context otherwise requires, the words and expressions set out below will bear the following meanings, namely:

Appropriate Period	means the period referred to in paragraph 26(3) of Schedule 4;

Appropriate Limit	means £30,000 or such other limit as may be prescribed by paragraph 6 of Schedule 4;

Associated Company	has the meaning ascribed to it in paragraph 35 of Schedule 4;

Company	means NuCana plc a company incorporated in England under company number 03308778 and having its registered office at 77 78 Cannon Street, London, England, EC4N 6AF;

Control	has the meaning ascribed to it in section 719 ITEPA and derivative terms shall be construed accordingly;

Date of Adoption	means the date on which the Plan is adopted by the Directors;

Date of Grant	means in respect of an Option, the date on which the Option is, was, or is to be granted under the Plan;

Directors	means the board of directors of the Company from time to time or a duly authorised committee of such directors including the remuneration committee;

Eligible Employee

means either:

(a)   a director who is required, under the terms of his contract of employment, to devote substantially the whole of his working time to the business of the Group, not being less than 25 hours per week (excluding meal breaks), or

(b)   an employee (other than a director),

in both cases, of any Participating Company, but excluding any Excluded Persons;

Employer’s NICs	means secondary class 1 (employer’s) National Insurance contributions, or employer’s social security or similar contributions;

Excluded Persons	means any person who is precluded by paragraph 9 of Schedule 4 from participating in the Scheme;

Exercise Price	means in respect of an Option, the price per Share under Option to be paid by the Option Holder on the exercise of the Option, which price shall not be manifestly less than the unrestricted Market Value of a Share on the Date of Grant, as determined in accordance with paragraph 22 of Schedule 4. If and to the extent that the Option is to be satisfied by the issue of Shares, the Exercise Price shall not be less than the nominal value of a Share;

Grantor	means the Company or such other person or entity authorised by the Directors to grant an Option including a trustee of any employee benefit trust established by the Company;

Group	means the Company and any subsidiary of the Company which is under the Control of the Company or, where the context permits, any one or more of them and references to ‘member of the Group’ shall be construed accordingly;

HMRC	means Her Majesty’s Revenue and Customs;

ITEPA	means the Income Tax (Earnings and Pensions) Act 2003;

Market Value	means (a) if at the time Shares are quoted on the London Stock Exchange, the average of the middle-market quotations for a Share (as derived from the Official List) for the last Dealing Day before the Grant Date; or (b) where Shares are not so quoted, has the meaning ascribed to it in sections 272–273 of the Taxation of Chargeable Gains Act 1992 as agreed with HMRC Shares and Assets Valuation using such methodology for determining market value on an ongoing basis within such period as HMRC will permit;

Non-UK Company Reorganisation Arrangement	has the meaning given in paragraph 35ZA of Schedule 4;

Option	means a non-transferable right to acquire Shares granted to an Eligible Employee pursuant to this Plan (or, where the context so admits, such a right which is proposed to be granted);

Option Certificate	means in respect of an Option, a certificate to be issued to an Option Holder in accordance with the provisions of Rule 2.7 confirming the grant of an Option;

Option Holder	means a person holding an Option or where applicable their personal representatives;

Option Period	means in respect of an Option, the period of ten years commencing on the Date of Grant of that Option or such shorter period as shall be determined by the Directors at the Date of Grant;

Participating Company	means any member of the Group designated from time to time by the Directors as being a participating company for the purposes of the Plan;

Performance Period	means the period over which a Performance Target is measured;

Performance Target	means in respect of an Option, any objective or target by reference to which the exercise of an Option is expressed to be conditional;

Plan	means this plan in its present form or as from time to time altered in accordance with its provisions;

Relevant Date

means the date on which either:

(a)   for the purposes of Rule 8.1, a person has obtained Control of the Company as the result of making an offer in accordance with Rule 8.1 and any condition to which the offer was subject has been satisfied

(b)   for the purposes of Rule 8.2, any person becomes bound or entitled to acquire shares in the Company as described in Rule 8.2

(c)   for the purposes of Rule 8.3, the court sanctions a compromise or arrangement in accordance with Rule 8.3, or

(d)   for the purposes of Rule 8.4, a Non-UK Company Reorganisation Arrangement becomes binding on shareholders covered by it in accordance with paragraph 6A of Schedule 4;

Relevant Event

means a person obtaining Control of the Company, either:

(a)   as a result of making an offer in accordance with Rule 8.1

(b)   following that person having been bound or entitled to acquire shares in the Company as described in Rule 8.2

(c)   as a result of a compromise or arrangement sanctioned by the court as described in Rule 8.3, or

(d)   as a result of a Non-UK Company Reorganisation Arrangement which has become binding on the shareholders covered by it in accordance with paragraph 6A of Schedule 4;

Rules	means the rules of the Plan as from time to time amended;

Schedule 4	means Schedule 4 to ITEPA;

Schedule 4 CSOP	means a company share option plan in relation to which the requirements of Schedule 4 are (and are being) met;

Share	ordinary share of £0.04 each in the capital of the Company which satisfy the requirements of paragraphs 16–20 of Schedule 4;

Share Dealing Code	means the code on dealings in the Company’s securities and any other code on transactions in securities which applies to the Company;

Tax Liability

means all liability to:

(a)   income tax, or any other tax, which any member of the Group is or may be liable to account for on behalf of the Option Holder to any taxation authority; and

(b)   social security or similar contributions which the Company or any member of the Group is or may be liable to account for (or, for which it has agreed to account) on behalf of the Option Holder to any taxation authority (including, but without limitation, Employer’s NICs, where the liability for this has been transferred to Option Holder); and

(c)   Employer’s NICs which the Option Holder is required to pay in accordance with Rules 6.1.1 or 6.1.2,

which arises as a consequence of the exercise of the Option and/or the acquisition of Shares pursuant to it;

Variation	means any variation in the share capital of the Company arising from any reduction, sub-division or consolidation of capital or issue of shares by way of capitalisation of profits or reserves or by way of rights or any other variation of the Company’s share capital; and

“Vest”	means in relation to an Option, it becoming exercisable and Vesting, Vested and Vests shall be construed accordingly.

1.2	Interpretation

1.2.1

In this Plan any reference to a statutory provision will be deemed to include that provision as it may from time to time be consolidated, amended or re-enacted, and will include a reference to any subordinate legislation or regulation created under it and wherever the context so admits or requires, the singular will include the plural and vice versa and the masculine will include the feminine.

1.2.2	Headings shall not affect the interpretation of these Rules.

1.2.3	In this Plan or any supplemental documentation, references to Rules are to rules in this Plan unless otherwise specified.

2	Grant of Options

2.1

Subject to and in accordance with the Rules, an Option may, with the consent of the Directors, be granted by the Grantor to any Eligible Employee over such number of Shares and at such Exercise Price as the Directors may, from time to time, in their absolute discretion determine.

2.2	The exercise of an Option may be subject to a Performance Target (if any) and an Option may only be exercised to the extent it has Vested.

2.3

The Performance Target subject to which any Option may be granted must be objective and may include terms and conditions relating to the financial or other performance of the Group or any member of the Group or any business carried on within the Group or the performance of the proposed Option Holder (as an employee of the Group). Following the end of the Performance Period, the Directors will determine, acting fairly and reasonably, the extent to which the Performance Target has been met, if at all. A Performance Target may only be adjusted if an event occurs which causes the Directors, acting fairly and reasonably, to believe that the Performance Target is no longer a fair target, in which case the Directors can waive or adjust the Performance Target so that it is a fairer measure and affords a more effective incentive to the Option Holder. A Performance Target cannot be adjusted so that it is more difficult to satisfy than the original Performance Target(s). The Directors will notify all relevant Option Holders in writing of any variation or waiver of existing Performance Target(s) or conditions made pursuant to this Rule 2.3.

2.4

An Option shall not be granted other than with the prior approval of the Directors. The Grantor shall grant Options by deed or otherwise so that it constitutes a binding contract between the Grantor and the Option Holder. A single deed of grant may be executed in favour of any number of Eligible Employees. No payment shall be required for the grant of any Option

2.5	Options may not be granted more than ten years after the Date of Adoption.

2.6

The Grantor shall in granting Options be bound by the provisions (as from time to time in force) of the Share Dealing Code and all other legal and regulatory requirements to which the Company is subject.

2.7	As soon as practicable following the grant of an Option to an Eligible Employee the Grantor shall send the Eligible Employee an Option Certificate specifying the following:

2.7.1	the Date of Grant of the Option;

2.7.2	the number and description of Shares under Option;

2.7.3	the Option Period;

2.7.4	the Exercise Price, or the method by which that Exercise Price is to be determined;

2.7.5

details of how and when the Option is capable of being exercised (including when the Option Vests) and the circumstances in which the Option will lapse or be cancelled (by reference to the Rules or otherwise);

2.7.6	details of any Performance Target(s) or other conditions attaching to the Option;

2.7.7	details of any restrictions attaching to the Shares under Option; and

2.7.8	such other information as the Directors consider appropriate

2.8

No Option or any interest in it shall be capable of being assigned, transferred, pledged, charged or otherwise encumbered except that an Option Holder’s Option may be transmitted to the Option Holder’s personal representatives on the Option Holder’s death. In all other circumstances any attempt to assign, transfer, pledge, charge or otherwise encumber an Option shall cause the Option to lapse automatically.

2.9

An Eligible Employee may disclaim an Option, in whole or in part, in writing to the company secretary within thirty (30) days after the Date of Grant. No consideration will be paid for the disclaimer of an Option. To the extent that an Option is disclaimed it will be taken never to have been granted.

3	Limits on the Value of a Grant

3.1

The aggregate unrestricted Market Value of Shares under Options which may be granted to an Eligible Employee under the Plan or under any other Schedule 4 CSOP established by the Company or an Associated Company of the Company (and not exercised), shall not exceed the Appropriate Limit.

3.2

For the purpose of calculating the limits contained in this Rule 3 shares comprised in any Option which has been cancelled or waived or has otherwise lapsed without being exercised shall be disregarded.

3.3

If an Eligible Employee is granted an Option which causes the limit referred to in Rule 3.1 to be exceeded, the whole of that Option will take effect as if it had been granted outside of the Plan but is otherwise subject to the same terms and conditions as if it were an Option but without the associated tax benefits which apply to Options

3.4

For the purposes of this Rule 3, the Market Value of shares under an option shall be calculated as at the date on which that option was granted and, if the shares in the Group are subject to any provision included in any contract, agreement or arrangement or condition to which any of sections 423(2), 423(3) or 423(4) of ITEPA would apply, their Market Value shall be determined as if they were not subject to that provision.

4	Exercise and lapse of Options

4.1

Notwithstanding any other provision of this Plan except Rule 7, in the event that the Option Holder dies the Option may be exercised at any time during the 12 month period following the Option Holder’s death, at the end of which it will lapse to the extent that it has not been exercised. The Option may only be exercised to the extent it has Vested and any applicable Performance Targets have been met as at the date of death, and shall be pro-rated to reflect the proportion of any applicable Performance Period that has elapsed as at the date of death, unless the Directors, in their discretion, acting fairly and reasonably, determine that the Option may be exercised over a greater number of Shares. An Option shall in no circumstances be exercisable after the expiry of the Option Period save for in the event of the Option Holder’s death.

4.2

Subject to Rules 7 and 8, an Option may be exercised from the date or dates stated in the Option Certificate but only if and to the extent it has Vested, not lapsed in accordance with these Rules and that any Performance Targets which apply to the Option have been met.

4.3

If an Option Holder ceases to be an Eligible Employee (and does not immediately again become an Eligible Employee) then notwithstanding any other Rule any Option, or part of an Option, held by such Option Holder which is not Vested on the date of such cessation shall lapse forthwith.

4.4	An Option shall automatically lapse on the earliest of the following:

4.4.1	as provided by Rule 4.1 following the Option Holder’s death;,

4.4.2

when an Option Holder ceases to be an Eligible Employee (and does not immediately again become an Eligible Employee) due to his office or employment being summarily dismissed/terminated by any member of the Group for fraud or gross misconduct;

4.4.3

when an Option Holder ceases to be an Eligible Employee (and does not immediately again become an Eligible Employee) for a reason other than as set out in Rule 4.4.2 the expiry of the period of 12 months (or such longer period as the Committee may determine) after such cessation;

4.4.4	if Rule 4.3 applies, in accordance with Rule 4.3 (option not Vested on date of cessation of being an Eligible Employee);

4.4.5

save for in the event of the Option Holder’s death, in the event that the Option Holder is adjudicated bankrupt or a bankruptcy order is made against the Option Holder pursuant to Chapter I of Part IX of the UK Insolvency Act 1986;

4.4.6	in the event that the Directors determine that all Performance Targets which apply to the Option have not been satisfied or are no longer capable of being satisfied;

4.4.7	any attempt to assign, transfer or otherwise encumber the Option in breach of Rule 2.8;

4.4.8	on any date specified in Rule 8;

4.4.9	save for in the event of the Option Holder’s death, at the expiry of the Option Period; or

4.4.10	in accordance with Rule 7.

4.5

An Option may not be exercised by an Excluded Person at any time, nor may an Option be exercised by the personal representatives of a deceased Option Holder who was an Excluded Person at the date of the Option Holder’s death.

5	Exercise of Options

5.1

An Option will be exercisable in whole or in part by notice in writing (in the form prescribed by the Company from time to time) given by the Option Holder (or their personal representatives as the case may be) to the Grantor (and if different, the Company). The notice of exercise of the Option will be accompanied by the Option Certificate and a remittance in cleared funds for the aggregate of the Exercise Price payable unless the Grantor has agreed an alternative arrangement. The effective date of exercise will be the date on which the company secretary or their agent processes such notice once they are satisfied that all necessary documentation and information has been provided. If the Option is exercised in part, the Company will provide the Option Holder with a revised Option Certificate.

5.2

All allotments, issues and acquisitions by way of transfer of Shares will be made within 30 days of the effective date of exercise of the related Option, and will be subject to such consents (if any) of HM Treasury or other authorities, approvals or consents as may for the time being be necessary.

5.3

Shares which are allotted or transferred under the Plan will rank equally in all respects with the Shares then in issue, except that they shall not rank for any right attaching to Shares by reference to a record date preceding the date of exercise of the Option.

5.4

The exercise of an Option shall be subject to any restrictions on dealing set out in the Share Dealing Code or otherwise imposed by statute, order, regulation or government directive. Shares acquired on the exercise of an Option shall also be held subject to such dealing restrictions and to the Articles of Association of the Company.

6	The Tax Liability

6.1

An Option Holder unconditionally and irrevocably agrees as a condition of the Option Holder’s right to exercise an Option that to the extent lawful and to the extent permitted pursuant to HMRC policy and unless the Directors determine otherwise:

6.1.1	there may be recovered from the Option Holder an amount equal to any liability to Employer’s NICs which arises as a consequence of or in connection with the exercise of the Option;

6.1.2

the Option Holder will enter into any election or agreement required by the Directors (including, but without limitation, a joint election of the type referred to in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) under which the liability for any Employer’s NICs which arises as a consequence of or in connection with the exercise of an Option is transferred to the Option Holder;

6.1.3	the Option Holder will place the Group in funds and to indemnify the Group in respect of the Tax Liability unless the Grantor has agreed an alternative arrangement;

6.1.4

to the extent that the Option Holder does not place the Group in funds in accordance with Rule 6.1.3, within 2 days of his serving notice exercising the Option, and where the Grantor has not agreed an alternative arrangement, the Option Holder permits any member of the Group to sell on the Option Holder’s behalf at the best price which it can reasonably obtain such number of Shares allocated or allotted to the Option Holder following exercise as will provide an amount equal to the Tax Liability and/or an amount equal to the Tax Liability may be withheld from any amounts due to the Option Holder from the Group; and

6.1.5

the exercise of an Option will be conditional on the Option Holder executing a tax election under section 431(1) of ITEPA to disapply fully the provisions of Chapter 2 of Part 7 of ITEPA in respect of restricted securities in such form as is approved by or agreed with HMRC under the terms of section 431(5) of ITEPA.

7	Liquidations

If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company, an Option shall become exercisable unless the Directors in their discretion, acting fairly and reasonably, determine otherwise. The extent to which an Option may be exercised shall be determined by the Directors, acting fairly and reasonably, having regard to the extent to which any Performance Targets have been met and the proportion of any applicable Performance Period that has elapsed to the date immediately before it is envisaged the resolution will be passed. An Option, to the extent it becomes exercisable, may be exercised at any time after the Directors have notified Option Holders that their Options have become exercisable and before the resolution winding-up the Company has been passed. If such resolution is duly passed all outstanding Options will immediately lapse and cease to be exercisable.

8	Takeovers and reconstructions

8.1	Where:

8.1.1

a general offer (whether made to shareholders in a different manner or otherwise) is made to acquire all of the issued ordinary share capital of the Company (or such part of it as is not at the time owned by the offeror or any company controlled by the offeror or any person acting in concert with the offeror) and a person obtains Control of the Company as the result of making the offer and any condition to which the offer was made has been satisfied; or

8.1.2

a general offer (whether made to shareholders in a different manner or otherwise) is made to acquire all of the issued shares of the Company (or such part of it as is not at the time owned by the offeror or any company controlled by the offeror or any person acting in concert with the offeror) which are of the same class as Shares and a person acquires Control of the Company as a result of making the offer and any condition to which the offer was made has been satisfied then, subject to the provisions of Rules 8.2, 8.5 and 8.6, Options may be exercised to the extent permitted by Rule 8.9 for a period of six months from the Relevant Date and shall lapse, to the extent not exercised, at the end of that six month period.

8.2

Subject to Rules 8.5 and 8.6, if any person becomes entitled or bound to acquire Shares under sections 979–982 or 983–985 of the Companies Act 2006, Options may be exercised to the extent permitted by Rule 8.9 at any time when that person is so bound or entitled and shall lapse, to the extent not exercised, at the end of that period.

8.3

Subject to Rules 8.5 and 8.6, if the court sanctions a compromise or arrangement under section 899 of the Companies Act 2006 that is applicable to or affecting (a) all of the ordinary share capital of the Company or all of the shares of the same class as the Shares or (b) all of the Shares, or all of the shares of that same class, which are held by shareholders identified other than by reference to their employment or directorships or their participation in a Schedule 4 CSOP, an Option may be exercised, to the extent permitted by Rule 8.9, for a period of six months from the Relevant Date and shall lapse, to the extent not exercised, at the end of that period.

8.4

Subject to Rules 8.5 and 8.6, if a Non-UK Company Reorganisation Arrangement becomes binding on the shareholders covered by it and is applicable to or affecting (a) all of the ordinary share capital of the Company or all of the Shares or, (b) all of the Shares, or all of the Shares of that same class which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP, an Option may be exercised, to the extent permitted by Rule 8.9, for a period of six months from the Relevant Date and shall lapse, to the extent not exercised, at the end of that period.

8.5	Subject to Rule 8.6, if, in accordance with Paragraph 26(2) of Schedule 4, any Company (the Acquiring Company):

8.5.1	obtains Control of the Company as a result of making a general offer as described in Rule 8.1

8.5.2	obtains Control of the Company pursuant to a scheme of arrangement or compromise as described in Rule 8.3; or

8.5.3	obtains Control of the Company as a result of a Non-UK Company Reorganisation Arrangement which has become binding as described in Rule 8.4, or

8.5.4	becomes entitled or bound to acquire shares in the Company as described in Rule 8.2 any Option Holder can (subject to the remainder of this Rule), at any time within the Appropriate Period, by agreement with the Acquiring Company, release any Option (the Old Option) in consideration of the grant to the Option Holder of an Option (the New Option) which is equivalent to the Old Option but relates to shares in a different company and so that the provisions of the Plan will for this purpose be construed as if the New Option were an option granted under the Plan at the same time as the Old Option. The New Option will not be regarded as equivalent to the Old Option unless the conditions set out in Paragraph 27 of Schedule 4 are satisfied. References to Shares will, in relation to the New Option, be taken as references to shares of the company whose shares are under the New Option. References to the Company shall be taken to be references to the company whose shares are under the New Option, where appropriate. A New Option will not lapse under Rules 8.1 to 8.4 in respect of the change of Control which led to its grant.

8.6

If an event referred to in Rules 8.1 to 8.4 has the purpose or effect of creating a new holding company for the Company (the Holding Company) and the Holding Company would, following the scheme of arrangement, have substantially the same shareholders and proportionate shareholdings as those of the Company immediately before the scheme of arrangement, Options will not become exercisable unless the Directors, acting fairly and reasonably, determine otherwise. Instead, all outstanding Options may be exchanged for equivalent Options over shares in the Holding Company on the same terms and conditions referred to in Rule 8.5. A new option over shares in the Holding Company will not lapse under Rules 8.1 to 8.4 in respect of the change of Control which led to its grant. For the avoidance of doubt, in such circumstances as referred to in this Rule 8.6, the Plan will remain that of the Company and not the Holding Company.

8.7

If the Directors, acting fairly and reasonably, conclude that a Relevant Date is expected to occur, the Directors may notify the Option Holders that Options may be exercised to the extent permitted by Rule 8.9. Provided that an Option is then exercised within the period of 20 days ending with the Relevant Date, it will then be treated as being exercised in accordance with Rules 8.1 to 8.4 as applicable. If an Option is exercised under this Rule 8.7 in anticipation of a Relevant Date occurring, but, the Relevant Date does not occur during the period of 20 days beginning with the date on which the Option is exercised, the exercise of such Option shall be void and of no effect and the Option will remain in force in accordance with the Rules of the Plan.

8.8

If, as the result of a Relevant Event occurring, the Shares no longer meet the requirements of Part 4 of Schedule 4, Options may nevertheless be exercised in accordance with Rule 8.1, 8.2, 8.3 or 8.4 as applicable provided that any such exercise is no later than 20 days after the day on which the Relevant Event occurs.

8.9	If an Option becomes exercisable under any of Rules 8.1 to 8.4, or Rule 8.7, the Directors acting fairly and reasonably shall:

8.9.1	determine the extent to which any Performance Target has been met as at the date of the Relevant Date, and

8.9.2	reduce the number of Shares over which the Option may be exercised on a pro-rata basis to reflect the proportion of the Performance Period that has elapsed as at the Relevant Date

9	Variation of share capital

9.1

Subject to Rule 9.4, upon the occurrence of any Variation, the Directors may adjust, in a manner they consider fair and reasonable, the Exercise Price in accordance with paragraph 22 of Schedule 4, and the number and description of the Shares under Option either in accordance with paragraph 22 of Schedule 4 or by way of a mechanism which is stated and notified to the Option Holder at the time the Option is granted. Notice of any such adjustments to the terms of the Options will be given in writing to the Option Holders by the Directors as soon as practicable following the Variation. No adjustment will cause Shares to be issued at less than their nominal value (save as permitted by Rule 9.2).

9.2

If the Directors determine that an adjustment to the Exercise Price below nominal value should be made, such adjustment shall only be made if and to the extent that the Directors will be authorised to:

9.2.1

capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted aggregate Exercise Price, and

9.2.2

apply such sum in paying up such amount on such Shares so that, on exercise of any Option in respect of which such a reduction shall have been made, the Directors shall capitalise such sum (if any) and apply the same in paying up such amount

9.3	Notice of any adjustments to an Option shall be given to the Option Holders by the Grantor who may call in Option Certificates for endorsement or replacement.

9.4	Any adjustment under this Rule 9 must meet the following requirements:

9.4.1	no adjustment may result in the requirements of Schedule 4 to cease to be met in relation to an Option;

9.4.2	the total Market Value of the Shares which may be acquired by the exercise of the Option is, immediately after the adjustment, substantially the same as it was immediately before the adjustment

9.4.3	the total price at which those Shares may be acquired is, immediately after the adjustment, substantially the same as it was immediately before the adjustment and for the purposes of this provision, the Market Value of a share which is subject to a restriction is to be determined as if it were not subject to a restriction.

10	Data protection

Any member of the Group may collect, hold, process and transfer the Option Holder’s personal information including, sensitive personal data, as set out in the Option Holder’s data protection privacy notice.

Any member of the Group may transfer personal data and sensitive personal data outside the European Economic Area in accordance with the Option Holder’s data protection privacy notice.

11	Amendments

11.1	The Plan shall be administered by the Directors.

11.2	The Directors may amend the Rules and the terms of an Option (and the applicable Option Certificate) from time to time subject to the following provisions of this Rule 11, provided that:

11.2.1

no amendment may be made that would cause the Plan to cease to be a “Schedule 4 CSOP scheme” within the meaning of paragraph 1(A1) of Schedule 4 and in respect of any amendment to a key feature of the Plan (being a provision that is necessary in order to meet the requirements of Schedule 4) the Company will make a declaration to HMRC in the next annual return relating to the Plan that the alteration has not caused the Plan to cease to meet the requirements of Schedule 4;

11.2.2	following the grant of an Option, the Exercise Price may only be amended in accordance with Rule 9; and

11.2.3	any other amendments to the Option must be carried out in a manner which is fair and reasonable.

12	Administration

12.1

The decision of the Directors in relation to any dispute or question affecting any Option Holder or as to any rights or obligations of any person under this Plan or in relation to its construction or effect will be final and conclusive.

12.2	The Company may, but will not be obliged to, provide Eligible Employees or Option Holders with copies of any notices, circulars or other documents sent to shareholders of the Company.

13	General

13.1

This Plan will commence upon the date the Plan is approved by the Directors (subject to an ordinary resolution of the Company in general meeting) and will terminate on the expiry of the period of ten years from such date. On termination no further Options may be granted but such termination will be without prejudice to any accrued rights in existence at that time.

13.2

The Company will at all times ensure that there are sufficient Shares available for issue or to be transferred in satisfaction of the exercise of all outstanding Options. The Grantor shall at all times:

13.2.1	keep sufficient issued Shares available; and/or

13.2.2	hold sufficient enforceable rights to subscribe for Shares, or to acquire issued Shares.

13.3

Notwithstanding any other provision of this Plan, the grant of an Option will not form part of the Option Holder’s entitlement to remuneration or benefits pursuant to the Option Holder’s contract of employment nor does the existence of a contract of employment between any person and any member of the Group give such person any right or entitlement to have an Option granted to that person in respect of any number of Shares or any expectation that an Option will or might be granted to him whether subject to any conditions or at all.

13.4	The rights and obligations of an Option Holder under the terms of the Option Holder’s contract of employment with any member of the Group will not be affected by the grant of an Option

13.5

An Option Holder will not be entitled to any compensation or damages for any loss or potential loss which the Option Holder may suffer by reason of being or becoming unable to exercise an Option in consequence of the loss or termination of the Option Holder’s office or employment with any member of the Group for any reason or for any other reason which may cause the Option to lapse (including, without limitation, any breach of contract by his employer) or in any other circumstances whatsoever

13.6	The value of any benefit realised under the Plan by Option Holders shall not be taken into account in determining any pension or similar entitlements.

13.7	The Option Holder shall have no rights to compensation or damages on account of any tax or NICs liability which arises or is increased in whole or part because of:

13.7.1	the limits contained in these Rules being exceeded

13.7.2	any decision made by HMRC that an Option does not meet the requirements of Schedule 4 and is therefore not an qualifying CSOP Option, and

13.7.3	any other action by the Directors and/or the Company

13.8

The Directors may at any time resolve to terminate this Plan in which event no further Options shall be granted, but the provisions of this Plan shall, in relation to Options then subsisting, continue in full force and effect.

14	Notices

Any notice or other communication in connection with this Plan to be given to the Company shall be delivered or sent by post to its registered office or by any other written means which the Company and Eligible Employees use to communicate with each other and which the Company shall prescribe, and in all cases shall be effective upon receipt. Any notice or other communication to be given to any Option Holder or Eligible Employee in connection with this Plan shall be delivered to that individual’s place of work or by email (if the individual is still an Eligible Employee) or sent through the post in a prepaid cover addressed to the individual at the address last known to the Company and if so sent, shall be deemed to have been duly given on the date of posting. Any document so sent to an Option Holder shall be deemed to have been duly delivered, notwithstanding that the Option Holder is then deceased (and whether or not the Company has notice of the Option Holder’s death), except where the legal personal representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which documents are to be sent. Where the Grantor is not the Company, this Rule 14 shall apply so that references to the Company shall be taken to refer to the Grantor instead.

15	Stamp duty

Any stamp duty or stamp duty reserve tax payable in respect of a transfer of Shares to or at the direction of the Option Holder (other than stamp duty or stamp duty reserve tax payable on the sale of Shares by the Grantor at the direction of the Option Holder) shall be paid by the Company.

16	Contracts (Rights of Third Parties) Act 1999

Except as expressly provided by the Company, a person who is not an Option Holder or a company which is not a member of the Group has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any provisions of this Plan, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. No Option Holder may declare himself a trustee of his rights under this Plan for the benefit of any third parties.

17	Governing law

These Rules and any dispute or claim arising out of, or in connection with, them, their subject matter or formation shall be governed by, and construed in accordance with, the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of, or in connection with, these Rules, their subject matter or formation.